UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 12, 2019

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	001-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Federal Street, 23rd Floor

Boston, Massachusetts  02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered

Common Stock, $0.01 par value	STAG	New York Stock Exchange

6.875% Series C Cumulative Redeemable Preferred Stock, $0.01 par value	STAG-PC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities and Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                                        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 12, 2019, STAG Industrial, Inc., a Maryland corporation (the “Company”), through its operating partnership, STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), entered into a term loan agreement with Wells Fargo Bank, National Association and the other lenders named therein (the “Term Loan Agreement”).  The Term Loan Agreement provides for a senior unsecured term loan in the original principal amount of up to $200 million.  Additionally, the Term Loan Agreement includes a feature that allows the Company to request an increase in the aggregate size of the term loan of up to $400 million, subject to certain terms and conditions.  Unless otherwise terminated pursuant to the terms of the Term Loan Agreement, the term loan will mature on January 12, 2025.

Wells Fargo Securities, LLC, BofA Securities, Inc., Capital One, National Association, and U.S. Bank National Association served as Joint Bookrunners and Joint Lead Arrangers on the Term Loan Agreement.  Wells Fargo Bank, National Association served as the Administrative Agent, Capital One, National Association, Bank of America, N.A., and U.S. Bank National Association served as Syndication Agents, and TD Bank, N.A., Regions Bank and PNC Bank, National Association served as Co-Documentation Agents.  The other lenders are Raymond James Bank, N.A., Branch Banking and Trust Company, and BMO Harris Bank N.A.  The Borrower paid the lenders customary fees in connection with their services related to the Term Loan Agreement.

Principal Outstanding.  The Term Loan Agreement includes a delayed draw feature that allows the Borrower to draw up to six advances of at least $25 million each until July 12, 2020.  To the extent that the Borrower does not request advances of the $200 million of aggregate commitments by July 12, 2020, the unadvanced commitments terminate.  The Borrower did not make a draw at closing; accordingly, as of July 18, 2019, no amounts were outstanding under the Term Loan Agreement.

Beginning 90 days after the closing date, the Term Loan Agreement provides for an unused fee payable to the lenders at a rate per annum of 0.15% of the unadvanced aggregate commitments (currently $200 million).  The unused fee is due and payable monthly until the earliest of (i) the date that commitments of $200 million have been fully advanced, (ii) July 12, 2020 and (iii) the date that the commitments of $200 million have been reduced to zero pursuant to the terms of the Term Loan Agreement.

Interest Rate.  Borrowings under the Term Loan Agreement bear interest at a floating rate per annum equal to, at the Borrower’s election, LIBOR or the Base Rate (each as defined in the Term Loan Agreement) plus a spread.  The spread is determined by a performance-based pricing grid.  Depending upon the Company’s debt ratings, the performance-based spread ranges from 0.85% to 1.65% for LIBOR borrowings and from 0.00% to 0.65% for Base Rate borrowings.

Covenants.  The Borrower’s ability to borrow, maintain borrowings and avoid default under the Term Loan Agreement is subject to the Company’s ongoing compliance with a number of customary financial and other covenants substantially consistent with the financial covenants in the Company’s unsecured credit facility.

Pursuant to the terms of the Term Loan Agreement, the Company may not pay distributions that exceed the minimum amount required for the Company to qualify and maintain its status as a real estate investment trust if a default or event of default occurs and is continuing.

Guarantors.  The Company and certain of its subsidiaries guarantee the obligations under the Term Loan Agreement.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 or to a Current Report on Form 8-K.

ITEM 2.03.                          CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAG INDUSTRIAL, INC.

Dated: July 18, 2019	By:	/s/ Jeffrey M. Sullivan
Jeffrey M. Sullivan
Executive Vice President, General Counsel and Secretary